State of Indiana
Office of the Secretary of State

ARTICLES OF AMENDMENT

of

BLUEPOINT LINUX SOFTWARE CORP.

I, SUE ANNE GILROY, Secretary of State of Indiana, hereby certify that Articles of Amendment of the above For-Profit Domestic Corporation have been presented to me at my office, accompanied by the fees prescribed by law and that the documentation presented conforms to law as prescribed by the provisions of the Indiana Business Corporation Law.

NOW, THEREFORE, with this document I certify that said transaction will become effective Tuesday, April 25, 2000.

In Witness Whereof, I have caused to be affixed my signature and the seal of the State of Indiana, at the City of Indianapolis, April 25,2000.

Sue Anne Gilroy

SUE ANNE GILROY,
SECRETARY OF STATE

1996100451 / 2000042528226

APPROVED
AND
FILED
IND. SECRETARY OF STATE

1996100457

199610045

RECEIVED
CORPORATIONS DIV.
00 APR 25 AM 9:00
SUE ANNE GILROY

ARTICLES OF AMENDMENT OF THE ARTICLES OF INCORPORATION

State Form 38333 (R8 / 12-95)
Approved by State Board of Accounts 1995

SUE ANNE GILROY
SECRETARY OF STATE
CORPORATIONS DIVISION
302 W. Washington St., Rm. E018
Indianapolis, IN 46204
Telephone: (317) 232-6576

INSTRUCTIONS: *Use 8 1/2" x 11" white paper for inserts.*
Present original and two copies to address in upper right hand corner of this
Please TYPE or PRINT.

Indiana Code 23-1-38-1 *et seq.*

Filing Fee: $30.00

ARTICLES OF AMENDMENT OF THE ARTICLES OF INCORPORATION OF:

Name of Corporation	Date of Incorporation
Bluepoint Linux Software Corp.	October 7, 1996

The undersigned officers of the above referenced Corporation (*hereinafter referred to as the "Corporation"*) existing pursuant to the provisions of: (*Indicate appropriate act*)

☒ Indiana Business Corporation Law ☐ Indiana Professional Corporation Act of 1983

as amended (*hereinafter referred to as the "Act"*), desiring to give notice of corporate action effectuating amendment of certain provisions of its Articles of Incorporation, certify the following facts:

ARTICLE I Amendment(s)

The exact text of Article(s) I of the Articles

(NOTE: If amending the name of corporation, write Article "I" in space above and write "The name of the Corporation is ______," below.)

The principal office address of the corporation is:
A301 E-2, SEG Science & Industry Park , Huaqiang Road North, Shenzhen, China , zip:518031

ARTICLE II

Date of each amendment's adoption:

April 18, 2000

ARTICLE III Manner of Adoption and Vote

Mark applicable section: NOTE - Only in limited situations does Indiana law permit an Amendment without shareholder approval. Because a name chang requires shareholder approval, Section 2 must be marked and either A or B completed.

☐ SECTION 1 This amendment was adopted by the Board of Directors or incorporators and shareholder action was not required.

☒ SECTION 2 The shareholders of the Corporation entitled to vote in respect to the amendment adopted the proposed amendment. The amendment was adopted by: *(Shareholder approval may be by either A or B.)*

A. Vote of such shareholders during a meeting called by the Board of Directors. The result of such vote is as follows:

20,000,000	Shares entitled to vote.
15,500,000	Number of shares represented at the meeting.
15,500,000	Shares voted in favor.
0	Shares voted against.

B. Unanimous written consent executed on ____________________, 19____ and signed by all shareholders entitled to vote

ARTICLE IV Compliance with Legal Requirements

The manner of the adoption of the Articles of Amendment and the vote by which they were adopted constitute full legal compliance with the provisions of the Act, the Articles of Incorporation, and the By-Laws of the Corporation.

I hereby verify, subject to the penalties of perjury, that the statements contained herein are true, this 18th day of April, 2000.

Signature of current officer or chairman of the board	Printed name of officer or chairman of the board
Yu Deng	Yu Deng

Signature's title

President and Chairman of the board

BLUEPOINT LINUX SOFTWARE CORP · OFFICIAL Seal · INDIANA